Exhibit 10.37

April 22, 2005

Mr. Jay L. Johnson

President & CEO

Dominion Delivery

Re:    Supplemental Retirement Agreement

Dear Jay:

Because of your valuable knowledge and experience, Dominion Resources, Inc. (the “Company”) wishes to enter into this Supplemental Retirement Agreement (“Agreement”) with you to ensure that your employment with the Company will continue until you have been employed with the Company for ten years. Subject to the terms and conditions set forth below, the Company therefore agrees that, if you remain in the Company’s employ and serve as an officer until you have reached ten years of service, upon your retirement you will be treated as a Life Participant under the terms of the Company’s New Executive Supplemental Retirement Plan (“New ESRP”). If you do not fulfill these conditions, you will remain as a Regular Participant under the New ESRP.

The New ESRP benefit payable under this Agreement will be computed in accordance with the terms of Section 3.1(b) of the New ESRP. This benefit will then be paid as a Lump Sum Equivalent under the terms of the New ESRP as you did not elect to receive your benefit in the form of Installment Payments.

Any benefits payable under this Agreement will be paid under the New ESRP from the Dominion Resources, Inc. Executive Security Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises. Except as provided in this letter, the New ESRP benefit will be subject to the terms of the New ESRP in effect at the time of payment.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. Please retain the other copy for your records.

This agreement becomes effective as of April 22, 2005.

Sincerely yours,

        /s/ Thos. E. Capps

Thos. E. Capps

Accepted:                 /s/ Jay L. Johnson

                                    Jay L. Johnson